                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-132746

Sent: Wednesday, November 08, 2006 10:29 AM
Subject: CGCMT 06-C5 *LAUNCH LEVELS* PUBLICS

CGCMT, Commercial Mortgage Pass-Through Certificates, Series 2006-C5 $2.126B

Book Runner: Citigroup Global Markets Inc.
Co-Lead Managers: Citigroup Global Markets Inc. / LaSalle Financial Services
Co-Managers: Banc of America Securities, LLC / PNC Capital Markets, LLC

Rating Agencies: Moodys / Fitch

Loan Sellers: Citigroup Global Markets Realty Corp. (42.6%)
LaSalle Bank National Association (44.1%)
PNC Bank, National Association (13.3%)

         Ratings       Class     WAL   Principal     Sub        PX
Class  Moody's/Fitch   Size     (yrs)  Window       Levels   Guidance  Status
-----  ------------- --------   ----  -----------   -------  --------- ------
A1       Aaa/AAA      60.266    3.14   12/06-07/11  30.000%      9     SUBJECT
A2       Aaa/AAA     236.790    4.80   07/11-10/11  30.000%      20    SUBJECT
A3       Aaa/AAA      93.821    7.22   06/13-04/14  30.000%      25    0.45X
ASB      Aaa/AAA      92.773    7.40   10/11-02/16  30.000%      24    SUBJECT
A4       Aaa/AAA     775.237    9.74   02/16-10/16  30.000%      24    SUBJECT
A1A      Aaa/AAA     228.753    9.16   12/06-10/16  30.000%     NOT AVAILABLE
AM       Aaa/AAA     212.378    9.90   10/16-10/16  20.000%      27    0.75X
AJ       Aaa/AAA     172.556    9.90   10/16/10/16  11.875%      29    SUBJECT
B        Aa2/AA       42.476    9.90   10/16-10/16   9.875%      36    SUBJECT
C        Aa3/AA-      21.237    9.90   10/16-10/16   8.875%      39    SUBJECT
D        A2/A 26      26.548    9.90   10/16-10/16   7.625%      44    SUBJECT
XP       Aaa/AAA         TBD     NAP           NAP     NAP

Expected Settle: November 21, 2006

** Loan ID No. 163 (Pro Health Physicians) identified on Annex A-1 to the
October 30 FWP, with a balance as of the cut-off date of $2,565,000
(representing 0.121% of the initial pool balance and 0.135% of the initial loan group 1 balance as of the October 30 FWP) has been removed from the mortgage pool.

** Loan ID No. 79 (Winchester & Payne) identified on Annex A-1 to the October 30
FWP, with a balance as of the cut-off date of $6,775,000.00 (representing 0.3%
of the initial pool balance and 0.4% of the initial loan group 1 balance as of the October 30 FWP) permits future mezzanine debt subject to certain conditions, including a maximum combined LTV of 75% and a minimum combined DSCR of 1.15x.

** Loan ID No. 24 (Courtyard Century City) identified on Annex A-1 to the
October 30 FWP, with a balance as of the cut-off date of $20,500,000
(representing 1.0% of the initial pool balance and 1.1% of the initial loan group 1 balance as of the October 30 FWP) shown with a Mortgage Rate of 6.1100%
and a Monthly Debt Service Payment of $124,361.38 on the Annex A-1 to the
October 30 FWP. The correct Mortgage Rate should be 6.1200% and the Monthly Debt
Service Payment should be $124,493.88.

Property Type: Retail 25.2%, Office 37.1%, Multifamily 16.3%, Hotel 9.6%,
Industrial 5.8%, Mixed Use 2.5%, Other 3.6%

Geographic: CA 17.7%, NY 7.9%, GA 6.9%, TX 5.0%, PA, 4.5%, Other 58.0%

DSCR/LTV: 1.37x / 69.66%

Top 10 Loans: 35.0% of the pool, DSCR 1.47x, LTV: 65.86%

Top 10 Trust Assets               DSCR     LTV  %UPB  Sponsor
IRET Portfolio                   1.42x  80.88%  5.8%  IRET
801 South Figueroa Street        1.19x  74.53%  5.6%  Daniel Mani, Simon Mani
Tower 67                         1.94x  30.12%  4.7%  Greg/Alan/Jeffrey
                                                      Manocherian, Parviz Yari
Ala Moana Portfolio              1.81x  51.51%  4.5%  GGP Limited Partnership
NNN WellPoint Operations Center  1.60x  69.03%  3.3%  Triple Net Properties, LLC
One & Two Securities Centre      1.20x  67.70%  3.3%  Richard D. Gee & Maxwell
                                                      B. Drever
Four Points Sheraton             1.40x  67.51%  2.3%  JBG Investment Fund IV LLC
909 Poydras Office Building      1.23x  80.00%  1.9%  Judah/Issac/Sarah/William
                                                      Hertz
Tri City Plaza                   1.35x  80.00%  1.9%  DLC Management Corporation
                                                      & Delphi Commercial
                                                      Properties Inc
Kent Station                     1.20x  79.61%  1.7%  Joseph D. Blattner

Expected Timing:
Termsheets/Reds - Monday October 30
Launch/Price - Nov 7/8

Roadshow:
Roadshow Schedule:
Week of October 30
Thursday November 2:
   Hartford Breakfast:    8:30AM Goodwin Hotel; Board Room, Mez. Level
   Boston Lunch:          12:00PM 2 International Place 19th Floor
Friday November 3:
   Minneapolis Breakfast: 9:00AM The Grand Hotel
   Chicago: 2:30PM        233 South Wacher Dr, 87th Floor
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The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-132746) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
1-877-858-5407 or by emailing Citigroup-DCM-Prospectus@citigroup.com.
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